Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial information of Ultragenyx Pharmaceutical Inc. (the Company or Ultragenyx) and Dimension Therapeutics, Inc. (Dimension). The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is based on the historical balance sheets of the Company and Dimension, after giving effect to the Company’s acquisition of Dimension as if it occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are based on historical statements of operations of the Company and Dimension, after giving effect to the acquisition of Dimension as if it occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the unaudited pro forma condensed combined statements of operations only, expected to have a continuing impact on the combined results.

The pro forma adjustments to Dimension’s assets and liabilities and allocation of purchase price are preliminary and are based on Ultragenyx’s management’s estimates of the fair value of the assets to be acquired and liabilities to be assumed. Ultragenyx made estimates of fair value of the Dimension assets acquired and liabilities assumed using reasonable assumptions based on historical experience and information obtained from Dimension management.  Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after Ultragenyx obtains a final third-party valuation, performs its own assessments and reviews all available data. The final purchase price allocation will be performed using estimated fair values as of the acquisition. Differences between the preliminary and final purchase price allocations could have a material impact on the unaudited pro forma condensed combined financial information and Ultragenyx’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance SEC Regulation S-X Article 11. The pro forma information is preliminary and is being furnished solely for informational purposes. The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined entity.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read together with the Company’s historical financial statements, which are included in the latest respective annual reports on Form 10-K and quarterly reports on Form 10-Q and Dimension’s historical financial statements which are filed on Form 8-K dated November 7, 2017.

ULTRAGENYX PHARMACEUTICAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2017

(In thousands)

	Historical		Pro Forma		Pro Forma
	Ultragenyx	Dimension	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$60,407	$14,545	$(41,437)	4(a)	$33,515
Short-term investments	310,659	19,171	(126,132)	4(a)	203,698
Accounts receivable	—	2,779	—		2,779
Restricted cash	461	—	—		461
Prepaid expenses and other current assets	19,376	6,612	—		25,988
Total current assets	390,903	43,107	(167,569)		266,441
Property and equipment, net	16,030	6,805	—		22,835
Restricted cash	1,805	—	—		1,805
Long-term investments	24,964	—	—		24,964
Intangible assets	—	—	142,526	4(b)	142,526
Goodwill	—	—	37,880	4(c)	37,880
Other assets	1,345	206	(206)	4(d)	1,345
Total assets	$435,047	$50,118	$12,631		$497,796

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,288	$1,031	$—		$10,319
Accrued expenses	54,973	7,574	(1,072)	4(e)	61,475
Deferred revenue	—	10,480	(7,954)	4(f)	2,526
Notes payable	—	2,340	2,863	4(g)	5,203
Total current liabilities	64,261	21,425	(6,163)		79,523
Deferred revenue, net of current portion	—	5,071	(5,071)	4(f)	—
Notes payable, net of discount and current
portion	—	2,847	(2,847)	4(g)	—
Deferred tax liabilities	—	—	46,634	4(h)	46,634
Other liabilities	5,228	427	(427)	4(e)	5,228
Total liabilities	69,489	29,770	32,126		131,385
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	42	2	(2)	4(i)	42
Additional paid-in capital	1,123,861	163,316	(152,106)	4(i)	1,135,071
Accumulated other comprehensive loss	(7,404)	(27)	27	4(j)	(7,404)
Accumulated deficit	(750,941)	(142,943)	132,586	4(k)	(761,298)
Total stockholders' equity	365,558	20,348	(19,495)		366,411
Total liabilities and stockholders' equity	$435,047	$50,118	$12,631		$497,796

See accompanying notes

ULTRAGENYX PHARMACEUTICAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(In thousands, except share and per share amounts)

	Historical		Pro Forma		Pro Forma
	Ultragenyx	Dimension	Adjustments		Combined
Revenue	$133	$11,471	$1,080	4(l)	$12,684
Operating expenses:
Research and development	183,204	47,741	11,083	4(b)	242,028
General and administrative	64,936	12,780	—		77,716
Total operating expenses	248,140	60,521	11,083		319,744
Loss from operations	(248,007)	(49,050)	(10,003)		(307,060)
Other income (expense), net:
Interest income	3,789	49	(1,718)	4(a)	2,120
Other income (expense), net	(1,621)	—	—		(1,621)
Total other income (expense), net	2,168	49	(1,718)		499
Income tax provision	(35)	—	—		(35)
Net loss	$(245,874)	$(49,001)	$(11,721)		$(306,596)
Net loss per share, basic and diluted	$(6.21)			4(n)	$(7.74)
Shares used in computing net loss per share, basic and diluted	39,586,908			4(n)	39,586,908

See accompanying notes

ULTRAGENYX PHARMACEUTICAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2017

(In thousands, except share and per share amounts)

	Historical		Pro Forma		Pro Forma
	Ultragenyx	Dimension	Adjustments		Combined
Revenue	$198	$12,467	$1,504	4(l)	$14,169
Operating expenses:
Research and development	170,117	43,936	1,588	4(b)	215,641
General and administrative	62,189	11,362	(846)	4(m)	72,705
Total operating expenses	232,306	55,298	742		288,346
Loss from operations	(232,108)	(42,831)	762		(274,177)
Other income (expense), net:
Interest income	3,350	83	(1,642)	4(a)	1,791
Other income (expense), net	8,368	—	—		8,368
Total other income (expense), net	11,718	83	(1,642)		10,159
Income tax provision	(18)	—	—		(18)
Net loss	$(220,408)	$(42,748)	$(880)		$(264,036)
Net loss per share, basic and diluted	$(5.22)			4(n)	$(6.25)
Shares used in computing net loss per share, basic and diluted	42,222,413			4(n)	42,222,413

See accompanying notes

1.Description of the Transaction

On October 2, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Dimension and Mystic River Merger Sub Inc., a wholly owned subsidiary of the Company, pursuant to which the Company will acquire Dimension. In connection with the Merger Agreement, the Company, on behalf of Dimension, paid a $2.9 million termination fee to REGENXBIO Inc. (REGENXBIO), as a result of a previously existing merger agreement between REGENXBIO and Dimension.

Upon the closing of the Merger on November 7, 2017, the Company paid the aggregate consideration of $152.3 million, not including related transaction fees and expenses. In addition, the Company assumed the outstanding equity awards which were outstanding prior to the acquisition and issued options exercisable into the Company's common stock to Dimension option holders in exchange for outstanding Dimension options. The terms and conditions of the newly issued awards were the same as outstanding Dimension options, except for the number of shares that each option is exercisable into and the exercise price of each option as these were adjusted based on the applicable exchange ratio.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Dimension.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value. ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of the Company issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements.

The financial statements of the Company issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Dimension. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price which was estimated by the Company management based on preliminary assessment of consideration transferred.

Under ASC Topic 805, acquisition-related transaction costs incurred by the Company (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred.

Accounting policies

As part of preparing the unaudited pro forma condensed combined financial statements, the Company conducted an initial review of the accounting policies of Dimension to determine if differences in accounting policies require adjustments or reclassification to conform to the Company’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, the Company did not become aware of any material differences between accounting policies of the Company and Dimension except for accounting policies related to the Company's early adoption of the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (ASC 606). Refer to the discussion in Note 4(l) for adjustments made to conform with the Company's accounting policy under ASC 606.

3.           Preliminary Purchase Price Allocation

The acquisition of Dimension is accounted for as a business acquisition using the acquisition method of accounting, whereby the assets acquired and liabilities assumed were recognized based on their estimated fair values on the acquisition date. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability.

The fair values of assets acquired and liabilities assumed included in the accompanying unaudited pro forma condensed combined financial statements are based on a preliminary evaluation of their fair value and may change when the final valuation of certain intangible assets and acquired working capital is determined. Upon completion of purchase accounting, the Company may make additional adjustments, and the valuations for the assets acquired and liabilities assumed could change from those used in the unaudited pro forma condensed combined financial statements. The preliminary estimated fair values of assets acquired and liabilities assumed, including deferred taxes, and identifiable intangible assets may be subject to change as additional information is received. Thus the provisional measurements of fair value set forth above are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one-year from the acquisition date.

The preliminary purchase price was calculated as follows (in thousands):

Cash	$152,292
Estimated fair value of assumed options attributable to precombination services	8,979
REGENXBIO termination fee	2,850
Total purchase price	$164,121

The table below presents a summary of the net assets acquired based upon the preliminary estimate of their respective fair values (in thousands):

Current assets	$33,230
Property and equipment, net	6,580
In-process research and development	129,000
Bayer collaboration agreement	13,526
Goodwill	46,328
Current liabilities	(17,909)
Deferred tax liabilities	(46,634)
Fair value of net assets acquired	$164,121

4. Pro Forma adjustments to the unaudited pro forma condensed combined financial statements

(a)	Cash and short-term investments — Reflects reduction of cash and investments as follows (in thousands):

Sources of cash
Sale of investments	$126,132
Total sources of cash	$126,132

Uses of cash
Cash consideration	$152,292
REGENXBIO termination fee	2,850
Acquisition costs	12,427
Total uses of cash	$167,569

Net change in cash	$(41,437)

(1) To record the estimated acquisition-related transaction costs, including estimated acquisition-related severance and retention payments of $2,877,000. The unaudited pro forma condensed balance sheet reflects the costs as a reduction of cash with a corresponding decrease to accumulated deficit.

Interest income was reduced by $1,718,000 and $1,642,000 for the year ended December 31, 2016 and the nine months ended on September 30, 2017, respectively, to reflect the reduction of interest income for the sale of investments used to fund the purchase of Dimension.

(b)

Intangible assets — To record preliminary fair values of acquired intangible assets. These estimated fair values and useful lives are considered preliminary and are subject to change upon completion of the fair value assessment. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset.

	Estimated	Estimated	Year Ended	Nine Months Ended
	Useful life	Fair Value	December 31, 2016	September 30, 2017
	(in thousands, except useful lives)
In-process research and development	Indefinite	$129,000	$—	$—
Bayer collaboration agreement	1-2 years	13,526	11,083	1,588
Total		$142,526	$11,083	$1,588

Amortization of the Bayer collaboration agreement is reflected in research and development expenses in the unaudited pro forma condensed combined statement of operations as if the asset is capitalized as of January 1, 2016.

The amount allocated to the acquired in-process research and development (IPR&D) is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if the Company becomes aware of any events occurring or changes in circumstances that would indicate the reduction in the fair value of the IPR&D assets below their respective carrying amounts. When development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point.

(c)

Goodwill — To record the preliminary estimate of goodwill for the acquisition of Dimension. This amount is different from the goodwill amount shown in Note 3 above, as the amount was based on the assumption that the acquisition occurred on September 30, 2017 for the purposes of the pro forma presentation.

(d)	Other assets — To eliminate Dimension's deferred offering costs.

(e)

Accrued expenses and Other liabilities — To eliminate acquisition-related costs accrued as of September 30, 2017, which are reflected as a reduction in cash as noted in Note 4(a), and to eliminate Dimension’s historical deferred rent.

(f)	Deferred revenue, current and noncurrent portions — To record a preliminary fair value adjustment to Dimension's historical deferred revenue balance.

(g)

Notes payable, current and noncurrent portions — Dimension's outstanding notes payable contained provisions whereby the remaining aggregate unpaid principal balance would become due upon a merger or an acquisition. As this provision would have been triggered upon the date of the acquisition, the Company obtained a waiver from the lender prior to the closing of the transaction that permitted the Company to pay all outstanding principal and interest plus the final payment premium by December 31, 2017 (see Note 5 for additional discussion of subsequent transaction). Due to the short time period between the closing date and when the note was due, the final payment, after considering additional principal payments, approximates the fair value of the note payable upon the acquisition date. The adjustment of $2,863,000 reflects reclassification of the non-current portion of the notes payable into the current portion and the elimination of Dimension's historical debt discounts from the non-current portion.

(h)

Deferred tax liabilities — To record preliminary estimate of deferred tax liabilities measured at the current applicable tax rates at the date of acquisition. The deferred tax liability relates to the tax impact of future amortization or potential impairments associated with the identified intangible assets acquired, which are indefinitely lived assets and are not currently not deductible for tax purposes.

(i)	Common stock, Additional paid-in capital — The adjustments to common stock and additional paid-in capital are as follows (in thousands):

To eliminate Dimension's historical common stock	$(2)
To eliminate Dimension's historical additional paid-in capital	(163,316)
To record additional paid-in capital for assumed equity awards attributable
to pre-combination services	8,979
To record additional paid-in capital related to the acceleration of assumed
equity awards which are nonrecurring	2,231
Net adjustment	$(152,108)

(j)	Accumulated other comprehensive loss — To eliminate Dimension's historical accumulated other comprehensive loss.

(k)	Accumulated deficit — The adjustment to accumulated deficit is as follows (in thousands):

To eliminate Dimension's historical accumulated deficit	$142,943
To record the Company's acquisition-related expenses not reflected in
historical financial statements	(5,449)
To record impact of post-combination services relating to assumed options
which are nonrecurring	(2,231)
To record impact of severance and separation-related cash payments which
are nonrecurring	(2,677)
Net adjustment	$132,586

(l)

Revenue — The Company has early adopted ASC 606 as of January 1, 2017 using a full retrospective method, whereas Dimension had not early adopted this standard. The adjustment conforms Dimension's historical financial statements to Ultragenyx's accounting policies.

(m)	Transaction-related costs — Reflects elimination of the Company's and Dimension's historical transaction expenses directly attributable to the acquisition of $702,000 and $144,000, respectively.

(n)

Earnings per share — The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the year ended December 31, 2016, and for the nine months ended September 30, 2017. As the transaction was paid for with cash and the combined entity is in a net loss, the basic and diluted weighted-average number of shares has not been adjusted as a result of the transaction.

5. Subsequent events

The unaudited pro forma financial statements do not reflect the payment of Dimension's note payable in December 2017. As a result of the payment, the combined entity's cash would have decreased by approximately $5,203,000, based upon the assumption that the note was paid as of September 30, 2017.

On December 22, 2017, a reduction to the U.S. corporate tax rate was signed into law. The Company expects to reduce the deferred tax liability and to record an income tax benefit in the consolidated results of operations during the fourth quarter to reflect the revised corporate tax rate.